Exhibit 99.1

Cars.com Reports Fourth Quarter and Full Year 2024 Results

Record Full Year Revenue of $719 Million, up 4% Year-Over-Year

AccuTrade Connected Expands to ~1,000 Subscribers
Generated $153MM of Annual Net Cash Provided by Operating Activities, up 12% Year-Over-Year

Announces $250 Million Share Repurchase Authorization

CHICAGO, February 27, 2025 -- Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce Inc.” or the “Company”), an audience-driven technology company empowering the automotive industry, today released its financial results for the fourth quarter and year ended December 31, 2024.

“Our fourth quarter was highlighted by strong OEM and National revenue, which was up 15% year-over-year, and robust Adjusted EBITDA margin of nearly 31%, capping a year of solid growth and consistent profitability improvement. As the automotive industry looks for efficiency, the benefits of leveraging our platform of connected solutions are leading to measurable benefits and meaningful sales impact for our customers,” said Alex Vetter, Chief Executive Officer of Cars Commerce. “We are excited about new capabilities and additional product enhancements in 2025 that give us confidence in accelerating organic growth and creating long-term, sustainable value for shareholders.”

Q4 2024 and Full Year Financial Highlights

(in thousands, except per share data)	Quarter Ended December 31,			Year Ended December 31,
	2024	2023	Change %	2024	2023	Change %
Revenue	$ 180,431	$ 179,606	NM	$ 719,152	$ 689,183	4%
Net income	17,304	8,346	107%	48,188	118,442	(59%)
Adjusted net income	32,508	32,748	(1%)	114,923	108,777	6%
Adjusted EBITDA	55,488	55,404	NM	209,717	194,884	8%
Net income per diluted share	0.26	0.12	117%	0.72	1.74	(59%)
Adjusted net income per diluted share	0.49	0.48	2%	1.71	1.59	8%

NM = Not meaningful

Q4 2024 Key Metrics and Operational Highlights

(in millions, except dealer data)	Quarter Ended
	December 31, 2024	September 30, 2024	December 31, 2023	Change % Q/Q	Change % Y/Y
Average Monthly Unique Visitors	23.1	24.5	24.3	(6%)	(5%)
Traffic (“Visits”)	143.8	154.2	142.7	(7%)	1%
Monthly Average Revenue Per Dealer (“ARPD”)	$ 2,475	$ 2,478	$ 2,523	NM	(2%)
Dealer Customers	19,206	19,255	19,504	NM	(2%)

NM = Not meaningful

•
Organic traffic was 61% of traffic share in the fourth quarter, up from 58% in the prior year period, demonstrating the Cars.com marketplace’s differentiated traffic acquisition strategy and leading consumer brand
•
Average Monthly Unique Visitors was down 5% YoY in line with seasonal trends, balanced by repeat visitation up 6% YoY, reflecting our ability to consistently attract high-intent, in-market shoppers as vehicle inventory supply improves

•
Cars.com exited 2024 with the highest monthly unique visitors and, on average, the most time spent on site per visit, among automotive marketplace competitors*
•
AccuTrade Connected grew to a new record of approximately 1,000 subscribers, and has been endorsed by ten OEM partners as of January 2025, supporting broader dealer awareness and additional sales opportunities
•
DealerClub acquisition closed in January 2025, adding dealer-to-dealer, reputation-based wholesale auction capabilities to Cars Commerce platform

“AccuTrade had a strong fourth quarter and we believe the durable improvements we made to the customer and product experience will continue serving as tailwinds for subscriber growth throughout 2025. The addition of DealerClub's wholesale auction capabilities, now allows customers to appraise, source, retail, and wholesale vehicles all within the Cars Commerce platform, demonstrates our commitment to delivering superior ROI through simplified solutions that power dealership growth,” added Mr. Vetter. “Our team is focused on integrating DealerClub and cross-selling solutions to drive ARPD and transaction revenue growth in 2025 and beyond.”

*Source: Comscore Plan Metrix Multi-Platform, Desktop & Mobile, December 2024, U.S., Target Audience 18+, Total Unique Visitors / Viewers (Target Audience) and Average Minutes Per Visit, Custom-Defined List including [M] CARS.COM, [C] CARGURUS.COM, [E] AUTOTRADER.COM, [C] KBB.COM, [P] CARFAX.COM.

Q4 2024 Results

Revenue for the fourth quarter totaled $180.4 million, an increase of $0.8 million and up slightly compared to the prior year period. Subscription-based Dealer revenue was down 1% year-over-year, reflecting external pressures on dealer profitability and marketing spend, partially offset by D2C Media growth. OEM and National revenue grew 15% year-over-year, capturing strong demand from automakers seeking increased consumer awareness as on-lot inventory levels increased.

Total operating expenses for the fourth quarter were $160.7 million, compared to $164.7 million for the prior year period. The earnout associated with D2C Media is classified as compensation expense and is reflected primarily in General and administrative expense. This quarter, the Company expensed $2.7 million associated with the D2C earnout. Adjusted operating expenses for the quarter were $149.6 million, relatively flat compared to the prior year period with sustained emphasis on investments in Product and technology to drive long-term growth.

Net income for the fourth quarter was $17.3 million, or $0.26 per diluted share, compared to Net income of $8.3 million, or $0.12 per diluted share, in the fourth quarter of 2023. The change in Net income is primarily attributable to the gain on the sale of an equity investment. Adjusted net income for the quarter was $32.5 million, or $0.49 per diluted share, compared to $32.7 million, or $0.48 per diluted share a year ago.

Adjusted EBITDA for the fourth quarter totaled $55.5 million, or 30.8% of revenue, representing the strongest quarter of Adjusted EBITDA performance on both a dollar and margin basis in fiscal 2024.

Full Year Results

Revenue for fiscal 2024 totaled $719.2 million, a new full year record, increasing $30.0 million and up over 4% year-over-year. Subscription-based Dealer revenue was up 3% year-over-year, driven by solutions growth in dealer websites and trade and appraisal products, and the acquisition of D2C Media. OEM and National revenue was up 18% year-over-year, based on greater marketing by manufacturers to reach in-market shoppers as vehicle inventory levels rose throughout the year.

Total operating expenses for the year were $665.7 million, compared to $635.1 million in 2023, which included $11 million in expenses classified as compensation associated with the D2C earnout. Adjusted Operating Expenses for the year were $616.6 million, a $22.5 million increase compared to the prior year that was largely driven by compensation and employee-related expenses to accelerate Product and technology investments. Accordingly, Depreciation and amortization expense also grew year-over-year, in-line with the elevated focus on product and technology development.

Net income for the year totaled $48.2 million, or $0.72 per diluted share, compared to Net income of $118.4 million, or $1.74 per diluted share in the prior year. Net income in the prior year had benefited from the release of a significant portion of the Company's valuation allowance, given the expectation of projected future income and utilization of the Company's tax assets. Adjusted net income for the year was $114.9 million, or $1.71 per diluted share, compared to $108.8 million, or $1.59 per diluted share a year ago.

Adjusted EBITDA for the year totaled $209.7 million, or 29.2% of revenue, compared to $194.9 million, or 28.3% of revenue, in the prior year period. Adjusted EBITDA growth reflected strong fixed cost leverage, operating leverage from improved marketing and advertising efficiency, and overall revenue growth.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the year ended December 31, 2024 was $152.5 million, compared to $136.7 million in the prior year. Free cash flow in the year ended December 31, 2024 totaled $128.1 million, compared to $115.8 million in the prior year. Free cash flow increased primarily due to Adjusted EBITDA growth, partially offset by increased net working capital and capital expenditures.

The Company repaid $30.0 million of debt during 2024, reducing total debt outstanding to $460.0 million as of December 31, 2024. The Company’s total net leverage (as defined in the Company’s credit facility) remained 2.0x as of December 31, 2024, at the low-end of its target total net leverage range of 2.0x to 2.5x. Total liquidity as of December 31, 2024 was $340.7 million, which is defined as Cash and cash equivalents of $50.7 million and revolver capacity of $290.0 million.

Share Repurchase and 2025 Authorization

The Company continues to execute on its capital allocation strategy and repurchased 2.8 million shares of common stock for $49.2 million in 2024. In the second half of 2024, the Company repurchased 2.0 million shares representing approximately 49% of free cash flow, in-line with its target to return 50% of free cash flow to shareholders via share repurchases for this period.

In February 2025, the Company announced the authorization of a $250 million share repurchase program with a three-year term. The Company is targeting share repurchases totaling $60 to $70 million for 2025, demonstrating its commitment to both return capital to shareholders and offset expected dilution from stock-based compensation.

“Our highly leverageable operating model, market-leading brand, and focus on cost discipline lifted fourth quarter Adjusted EBITDA margin to the midpoint of our guidance range despite modest revenue growth. Furthermore, free cash generation reached the highest level since 2018, giving us the flexibility to both meet our share repurchase commitment and invest in product and technology capabilities to augment our platform. Looking ahead, we remain committed to utilizing our newly approved share repurchase authorization to return capital to shareholders while simultaneously investing for long-term growth,” said Sonia Jain, Chief Financial Officer of Cars Commerce.

First Quarter and Full Year 2025 Outlook

First quarter revenue is expected to be between $178 million and $181 million, relatively consistent with revenue in the prior year period. Dealer revenue reflects the fourth quarter exit rate for the Company’s subscription products, which was negatively impacted by pressure on dealer spending at year end. OEM and National revenue is expected to continue growing year-over-year, supporting increased marketing and advertising activity by automakers as they compete for consumer demand amidst rising vehicle inventory levels.

For the full year, the Company anticipates revenue of $745 million to $755 million, driven by ongoing growth initiatives related to improved adoption of AccuTrade, broad-based repackaging across multiple product lines, and new product launches, including DealerClub.

Adjusted EBITDA margin for the first quarter of 2025 is expected to be between 25.5% and 27%. In addition to seasonally higher Marketing and sales investments for large-scale industry events in the first quarter, the Company is also investing to accelerate integration of DealerClub following the close of that acquisition in January 2025.

For the full year, the Company expects to deliver Adjusted EBITDA margin between 29% to 31%, driven by leverageable revenue growth and sustained cost discipline.

Q4 2024 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at the Cars Commerce Investor Relations website, investor.cars.com. An archive of the webcast will be available at investor.cars.com following the conclusion of the call.

About Cars Commerce

Cars Commerce is an audience-driven technology company empowering the automotive industry. The Company simplifies everything about car buying and selling with powerful products, solutions and AI-driven technologies that span pretail, retail and post-sale activities – enabling more efficient and profitable retail operations. The Cars Commerce platform is organized around four industry-leading brands: the flagship automotive marketplace and dealer reputation site Cars.com, award-winning technology and digital retail technology and marketing services from Dealer Inspire, essential trade-in and appraisal technology from AccuTrade, a reputation-based dealer-to-dealer wholesale auction from DealerClub and exclusive in-market media solutions from the Cars Commerce Media Network. Learn more at www.carscommerce.inc.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry.

While a reconciliation of non-GAAP measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to, as applicable, the timing, amount, valuation and number of future employee equity awards and the uncertainty relating to the timing, frequency, and effect of acquisitions and the significance of the resulting transaction-related expenses, the Company has provided a reconciliation of non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP in this earnings release, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (7) unrealized foreign currency exchange gains and losses, and (8) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the AccuTrade acquisition.

The Company defines Adjusted Net Income as GAAP net income (loss) excluding, net of their related tax effects: (1) amortization of intangible assets, (2) stock-based compensation expense, (3) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, (4) unrealized foreign currency exchange gains and losses, and (5) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internally developed technology.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Average Monthly Unique Visitors (“UVs”) and Traffic (“Visits”). The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of its web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps). The Company measured UVs and Traffic via Adobe Analytics through the year ended December 31, 2023. As of January 1, 2024, the Company began to measure UVs and Traffic via RudderStack, which we believe better aligns to the Company’s product and technology platform and provides improved visibility into its UVs and Traffic. Prior period UVs and Traffic information has not been recast, as it is impracticable to do so. These metrics do not include traffic to Dealer Inspire or D2C Media websites.

Monthly Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning December 31, 2023, this key operating metric includes D2C Media.

Dealer Customers. Dealer Customers represent dealerships subscribed to our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Beginning December 31, 2023, this key operating metric includes D2C Media.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. These statements often use words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. Such forward-looking statements are based on estimates and assumptions that, while considered reasonable by Cars Commerce and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. While Cars Commerce and its management make such statements in good faith and believe such judgments are reasonable, you should understand that these statements are not guarantees of future strategic action, performance or results. Our actual results, performance, achievements, strategic actions or prospects could differ materially from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely on forward-looking statements in making investment decisions. When we make comparisons of results between current and prior periods, we do not intend to express any future trends, or indications of future performance, unless expressed as such, and you should view such comparisons as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2025 and our other filings filed with the SEC and available on our website at investor.cars.com or via EDGAR at www.sec.gov.

You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars Commerce Investor Relations Contact:

Katherine Chen

ir@carscommerce.inc

408.768.6847

Cars Commerce Media Contact:

Marita Thomas

mthomas@carscommerce.inc

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Income
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Dealer	$159,551	$161,393	$640,722	$621,661
OEM and National	17,745	15,410	65,894	55,904
Other	3,135	2,803	12,536	11,618
Total revenue	180,431	179,606	719,152	689,183
Operating expenses:
Cost of revenue and operations	31,730	30,918	124,332	122,205
Product and technology	29,040	25,230	113,931	99,584
Marketing and sales	53,838	58,835	231,502	235,471
General and administrative	21,359	23,069	88,707	76,807
Depreciation and amortization	24,683	26,619	107,182	101,000
Total operating expenses	160,650	164,671	665,654	635,067
Operating income	19,781	14,935	53,498	54,116
Nonoperating expenses:
Interest expense, net	(7,739)	(8,254)	(32,197)	(32,425)
Other income (expense), net	8,064	(4,790)	40,562	(3,586)
Total nonoperating income (expense), net	325	(13,044)	8,365	(36,011)
Income before income taxes	20,106	1,891	61,863	18,105
Income tax expense (benefit)	2,802	(6,455)	13,675	(100,337)
Net income	$17,304	$8,346	$48,188	$118,442
Weighted-average common shares outstanding:
Basic	65,071	66,510	66,006	66,742
Diluted	66,802	68,326	67,387	68,227
Earnings per share:
Basic	$0.27	$0.13	$0.73	$1.77
Diluted	0.26	0.12	0.72	1.74

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2024	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$50,673	$39,198
Accounts receivable, net	133,741	125,373
Prepaid expenses	13,782	12,553
Other current assets	16,134	1,314
Total current assets	214,330	178,438
Property and equipment, net	40,704	43,853
Goodwill	143,279	147,058
Intangible assets, net	585,690	669,167
Deferred tax assets, net	100,530	112,953
Investments and other assets, net	27,332	20,980
Total assets	$1,111,865	$1,172,449
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$33,498	$22,259
Accrued compensation	36,295	31,669
Current portion of long-term debt, net	—	23,129
Other accrued liabilities	47,092	68,691
Total current liabilities	116,885	145,748
Noncurrent liabilities:
Long-term debt, net	455,288	460,119
Deferred tax liabilities, net	6,773	8,757
Other noncurrent liabilities	21,434	65,717
Total noncurrent liabilities	483,495	534,593
Total liabilities	600,380	680,341
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 64,391 and 65,929 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	643	659
Additional paid-in capital	1,473,986	1,500,232
Accumulated deficit	(961,546)	(1,009,734)
Accumulated other comprehensive income	(1,598)	951
Total stockholders' equity	511,485	492,108
Total liabilities and stockholders' equity	$1,111,865	$1,172,449

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$48,188	$118,442
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	26,677	22,331
Amortization of intangible assets	80,505	78,669
Changes in fair value of contingent consideration	(33,473)	5,537
Stock-based compensation	30,553	28,491
Deferred income taxes	11,894	(114,498)
Provision for doubtful accounts	3,389	2,986
Amortization of debt issuance costs	2,249	3,042
Unrealized loss (gain) on foreign currency denominated transactions	3,697	(2,072)
Gain on sale of equity investment	(10,846)	—
Amortization of deferred revenue related to AccuTrade acquisition	—	(883)
Other, net	662	1,026
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(12,321)	(15,567)
Prepaid expenses and other assets	(5,390)	(5,101)
Accounts payable	11,104	3,722
Accrued compensation	5,313	11,638
Other liabilities	(9,677)	(1,043)
Net cash provided by operating activities	152,524	136,720
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(216)	(76,168)
Capitalization of internally developed technology	(21,381)	(19,602)
Purchase of property and equipment	(3,000)	(1,280)
Net cash used in investing activities	(24,597)	(97,050)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	—	45,000
Payments of Revolving Loan borrowings and long-term debt	(30,000)	(36,250)
Payments for stock-based compensation plans, net	(7,475)	(9,205)
Repurchases of common stock	(49,179)	(31,293)
Payments of contingent consideration	(27,435)	—
Payments of debt issuance costs and other fees	(1,869)	—
Net cash used in financing activities	(115,958)	(31,748)
Effect of exchange rate changes on Cash and cash equivalents	(494)	(439)
Net increase in Cash and cash equivalents	11,475	7,483
Cash and cash equivalents at beginning of period	39,198	31,715
Cash and cash equivalents at end of period	$50,673	$39,198
Supplemental cash flow information:
Cash paid for income taxes	$6,487	$17,636
Cash paid for interest	32,525	30,416

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$17,304	$8,346	$48,188	$118,442
Interest expense, net	7,739	8,254	32,197	32,425
Income tax expense (benefit)	2,802	(6,455)	13,675	(100,337)
Depreciation and amortization	24,683	26,619	107,182	101,000
Stock-based compensation, including related payroll tax expense	7,166	7,844	32,373	30,127
Transaction-related and other one-time items	(6,989)	12,868	(27,644)	15,299
Non-operating foreign exchange loss (gain)	2,783	(2,072)	3,746	(2,072)
Adjusted EBITDA	$55,488	$55,404	$209,717	$194,884

Reconciliation of Net income to Adjusted Net income

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$17,304	$8,346	$48,188	$118,442
Stock-based compensation, including related payroll tax expense	7,166	7,844	32,373	30,127
Amortization of intangible assets	17,312	20,655	80,505	78,669
Transaction-related items	2,744	11,253	(21,722)	10,698
Non-operating foreign exchange loss (gain)	2,783	(2,072)	3,746	(2,072)
Other one-time items	(9,733)	1,615	(5,922)	4,601
Valuation allowance	—	(5,069)	—	(101,182)
Income tax impact of adjustments	(5,068)	(9,824)	(22,245)	(30,506)
Adjusted net income	$32,508	$32,748	$114,923	$108,777

Adjusted net income per share, diluted	$0.49	$0.48	$1.71	$1.59
Weighted-average common shares outstanding, diluted	66,802	68,326	67,387	68,227

Reconciliation of Net cash provided by operating activities to Free cash flow

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$30,007	$45,140	$152,524	$136,720
Capitalization of internally developed technology	(4,611)	(4,764)	(21,381)	(19,602)
Purchase of property and equipment	(954)	(543)	(3,000)	(1,280)
Free cash flow	$24,442	$39,833	$128,143	$115,838

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2024:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$31,730	$—	$(149)	$31,581
Product and technology	29,040	—	(2,642)	26,398
Marketing and sales	53,838	(43)	(1,360)	52,435
General and administrative	21,359	(3,814)	(3,015)	14,530
Depreciation and amortization	24,683	—	—	24,683
Total operating expenses	$160,650	$(3,857)	$(7,166)	$149,627

Total nonoperating income (expense), net	$325	$(8,063)	$—	$(7,738)

(1) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended December 31, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$30,918	$—	$(396)	$30,522
Product and technology	25,230	—	(2,518)	22,712
Marketing and sales	58,835	(48)	(1,566)	57,221
General and administrative	23,069	(6,003)	(3,364)	13,702
Depreciation and amortization	26,619	—	—	26,619
Total operating expenses	$164,671	$(6,051)	$(7,844)	$150,776

Total nonoperating expense, net	$(13,044)	$4,745	$—	$(8,299)

(1) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2024:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$124,332	$—	$(922)	$123,410
Product and technology	113,931	—	(11,388)	102,543
Marketing and sales	231,502	(174)	(5,722)	225,606
General and administrative	88,707	(16,489)	(14,341)	57,877
Depreciation and amortization	107,182	—	—	107,182
Total operating expenses	$665,654	$(16,663)	$(32,373)	$616,618

Total nonoperating income (expense), net	$8,365	$(40,561)	$—	$(32,196)

(1) Includes transaction related items, unrealized gains and losses on foreign currency denominated transactions, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Year Ended December 31, 2023:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$122,205	$—	$(1,571)	$120,634
Product and technology	99,584	—	(9,360)	90,224
Marketing and sales	235,471	(48)	(6,078)	229,345
General and administrative	76,807	(10,797)	(13,118)	52,892
Depreciation and amortization	101,000	—	—	101,000
Total operating expenses	$635,067	$(10,845)	$(30,127)	$594,095

Total nonoperating expense, net	$(36,011)	$3,465	$—	$(32,546)

(1) Includes transaction related items, severance, transformation and other exit costs, unrealized gains and losses on foreign currency denominated transactions, and write-off of long-lived assets and other.